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                                                                    Exhibit 2.11


                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                      APRISMA MANAGEMENT TECHNOLOGIES LLC

     This Limited Liability Company Agreement (this "Agreement") of Aprisma Management Technologies LLC, is entered into as of the ___ day of _____, ____ by Aprisma Management Technologies, Inc., as member (the "Member").

     The Member in order to form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (6 Del.C. (S)18-101, et seq.) (the "Act"), hereby agrees with the Company as follows:

     1. Name. The name of the limited liability company shall be Aprisma Management Technologies LLC (the "Company").

     2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act (including, without limitation, providing services to others and acquiring, managing and disposing of real and personal property), and engaging in any and all activities necessary or incidental to the foregoing.

     3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange St., Wilmington, Delaware 19801.

     4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange St., Wilmington, Delaware 19801.

     5. Member. The name and the business, residence or mailing addresses of the Member is as follows:

          Name                                  Address
          ----                                  -------

     Aprisma Management Technologies, Inc.      121 Technology Drive
                                                Durham, NH  03824

     6. Powers. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of the purposes described in
Section 2 hereof, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of Delaware.

     7. Management. The management of the Company shall be vested in three persons appointed as Managers by the Member, each of whom shall serve as a Manager and a member of the Board of Managers until a successor is appointed. The members of the Board of Managers

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shall have exclusive authority over the business and affairs of the Company. Any two members of the Board of Managers, acting together, shall have the full power and authority to authorize, approve or undertake any action on behalf of the Company and to bind the Company, without the necessity of a meeting or other consultation with any other Manager. In connection with the foregoing, the Managers are authorized and empowered:

          (i) to appoint, by written designation filed with the records of the Company, one or more persons (including a person that may also be a Manager) to act on behalf of the Company as officers of the Company with such titles as may be appropriate including the titles of Chairman, President, Vice President, Treasurer, Secretary and Assistant Secretary, and

          (ii) to delegate any and all power and authority with respect to the business and affairs of the Company to any individual or entity, including any officers and employees of the Company.

Any person appointed as an officer of the Company with a title customarily held by an officer of a corporation shall have the same power and authority to act on behalf of the Company as an officer holding the same title would customarily have in a corporation organized under the laws of Delaware. David Reibel is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company and, together with other persons that may hereafter be designated, such other certificates as may be necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

     8. Reliance by Third Parties. Any person or entity dealing with the Company may rely upon a certificate signed by any Secretary or Assistant Secretary of the Company, or signed by any Secretary or Assistant Secretary of the Member as to:

          (i) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company, and

          (ii) the persons who or entities which are authorized to take any action or refrain from taking any action as to any matter whatsoever involving the Company.

     9. Dissolution. The Company shall have perpetual existence unless it shall be dissolved and its affairs shall have been wound up upon (a) the written consent of the Member, (b) the resignation, bankruptcy or dissolution of the Member or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

     10. Capital Contributions. The Member has contributed $10 in cash, as its initial capital contribution to the Company.

     11. Additional Contributions. The Member may make, but shall not be required to make, any additional capital contributions to the Company.

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     12. Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member.

     13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

     14. Assignments. The Member may assign its limited liability company interest to any person, which person shall become a Member upon the filing of the instrument of assignment with the records of the Company.

     15. Resignation. The Member may resign from the Company.

     16. Amendments. This Agreement may be amended or restated from time to time by the Member.

     17. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

     18. Governing Law. This Agreement shall be governed by, and construed under, the Laws of the State of Delaware, all rights and remedies being governed by said laws.

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     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date and year first aforesaid.


                         APRISMA MANAGEMENT TECHNOLOGIES, INC.


                         By:  ______________________________
                              Name:  Michael Skubisz
                              Title: President and Chief Executive Officer

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